EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333 -153274 on Form F-3 of our reports dated March 26, 2009, relating to the consolidated and combined financial statements of Capital Product Partners L.P. (the “Partnership”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the formation of Capital Product Partners L.P. and the preparation of the portion of the  combined financial statements attributable to the period through April 4, 2007 from the separate records maintained by Capital Maritime & Trading Corp., and (2) the preparation of the portion of the combined financial statements attributable to the Ross Shipmanagement Co., Baymont Enterprises Incorporated, and Forbes Maritime Co., prior to the vessel acquisition by the Partnership, from the separate records maintained by Capital Maritime & Trading Corp.) and management’s report on the effectiveness of the Partnership’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Partnership for the year ended December 31, 2008.

/s/ Deloitte. Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
March 26, 2009